Free writing prospectus dated March 21, 2012 (to Prospectus dated November 16, 2011 and Preliminary Prospectus Supplement dated March 21, 2012)	Filed pursuant to Rule 433(d) Registration Statement No. 333-178015 and 333-178015-01

Syngenta Finance N.V.
$500,000,000 3.125% Notes due March 28, 2022
Term Sheet

Issuer:	Syngenta Finance N.V.

Guarantor:	Syngenta AG

Size:	$500,000,000

Maturity:	March 28, 2022

Coupon (Interest Rate):	3.125% per annum

Yield to Maturity:	3.144%

Spread to Benchmark Treasury:	85bps

Benchmark Treasury:	2.000% February 2022

Benchmark Treasury Price and Yield:	97-13 / 2.294%

Interest Payment Dates:	The Notes will accrue interest from their date of issuance and will be payable semi-annually in arrears on March 28 and September 28 of each year, commencing on September 28, 2012.

Optional Redemption Provision:	The greater of 100% of principal amount or present value at a discount rate of treasury plus 15 basis points

Price to Public:	99.838%

Settlement Date:	March 28, 2012

Ratings:	A2 / A Both Stable (Moody’s / S&P)

CUSIP/ISIN:	87164K AA2 / US87164KAA25

Clearing and Settlement:	DTC and Euroclear / Clearstream

Listing:	None

Joint Bookrunners:	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Citigroup Global Markets Inc. at 1-877-858-5407 or by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com.